UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 28, 2006

ALLION HEALTHCARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-17821	11-2962027
(Commission File Number)	(IRS Employer Identification No.)

1660 Walt Whitman Road, Suite 105, Melville, NY	11747
(Address of Principal Executive Offices)	(Zip Code)

(631) 547-6520

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 28, 2006 (the “Grant Date”), the Compensation Committee of the Board of Directors of Allion Healthcare, Inc. (the “Company”), as part of a comprehensive grant to the majority of its employees, approved nonqualified stock option grants under the Company’s Amended and Restated 2002 Stock Incentive Plan (the “Plan”) to Michael P. Moran, Chief Executive Officer and President, James G. Spencer, Chief Financial Officer, Secretary and Treasurer, and Robert E. Fleckenstein, RPh, Vice President, Pharmacy Operations. Mr. Moran, Mr. Spencer and Mr. Fleckenstein were granted nonqualified stock options to purchase 50,000, 50,000 and 25,000 shares of the Company’s common stock, respectively, at a per share exercise price of $8.11, which is the fair market value of the Company’s common stock on the Grant Date, as determined in accordance with the Plan. Unless earlier accelerated in accordance with the Plan and the related Nonqualified Stock Option Agreement, each of Mr. Moran’s, Mr. Spencer’s and Mr. Fleckenstein’s options become vested and exercisable with respect to 20% of the shares covered by such options on each of the first, second, third, fourth and fifth anniversaries of the Grant Date respectively, provided that they are still employed by the Company on each such vesting date. The term of the options will expire, and the options will cease to become exercisable, on the tenth anniversary of the Grant Date (the “Expiration Date”); provided, however, that the term of the options may lapse prior to the Expiration Date upon termination of employment with the Company.

A copy of the form of Nonqualified Stock Option Agreement under the Plan is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Nonqualified Stock Option Agreement under the Company’s Amended and Restated 2002 Stock Incentive Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on June 30, 2006.

ALLION HEALTHCARE, INC.

By:	/s/ James G. Spencer
By: James G. Spencer
Its: Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Nonqualified Stock Option Agreement under the Company’s Amended and Restated 2002 Stock Incentive Plan.

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